Exhibit 10.3

ESCROW AGREEMENT

THIS ESCROW AGREEMENT (this “Agreement”), is dated as of October 31, 2016, by and among THE FEMALE HEALTH COMPANY, a Wisconsin corporation (the “Company”), Mitchell S. Steiner, M.D. (the “Stockholders’ Representative”), in his capacity as nominee for the stockholders of the Company identified on Exhibit A hereto (the “Escrow Participants”), O.B. Parrish, David R. Bethune and Mary Margaret Frank, Ph.D., acting as the committee (the “Committee”) representing the interests of the Company, and Computershare Trust Company, N.A., a federally chartered trust company, as escrow agent (the “Escrow Agent”).

RECITALS

A. The Company, Blue Hen Acquisition, Inc., a Delaware corporation and wholly-owned Subsidiary of the Company (“APP Merger Sub”), and Aspen Park Pharmaceuticals, Inc., a Delaware corporation (“APP”), are parties to the Amended and Restated Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), providing for, among other things, the merger of APP Merger Sub with and into APP (the “APP Merger”) pursuant to the terms and conditions of the Merger Agreement. This is the Escrow Agreement contemplated by Section 3.1(g) of the Merger Agreement. Capitalized terms used herein without definition shall have the respective meanings ascribed thereto in the Merger Agreement.

B. Pursuant to the APP Merger, the outstanding shares of common stock, par value $0.01 per share, of APP held by the Escrow Participants are being converted into the right to receive common stock, par value $0.01 per share, of the Company (the “Common Stock”) and Class A Convertible Preferred Stock-Series 4, par value $0.01 per share, of the Company (the “Series 4 Preferred Stock”), and the Escrow Participants have agreed that 75% of the shares of Common Stock and 75% of the shares of Series 4 Preferred Stock issuable to each such Escrow Participant pursuant to the APP Merger will be subject to the terms and conditions of an amended and restated lock-up agreement to be delivered by each Escrow Participant to the Company (the “Lock-Up Agreements”).

C. Pursuant to the Merger Agreement, the shares of Common Stock and Series 4 Preferred Stock subject to the Lock-Up Agreements are to be deposited by the Company with the Escrow Agent pursuant to this Agreement (the “Escrow Shares”), to be held in escrow by the Escrow Agent for the purpose of providing a fund to reimburse the Wisconsin Indemnified Parties for the payment of any Damages for which the Wisconsin Indemnified Parties are entitled to indemnification pursuant to the terms of Article IX of the Merger Agreement. Exhibit A hereto sets for the number of Escrow Shares for each Escrow Participant. For purposes of this Agreement, the “Escrow Shares” shall include any shares of Common Stock issued or issuable upon conversion of any shares of Series 4 Preferred Stock and any shares or other securities issued or issuable to the Escrow Participants in exchange for such Common Stock or Series 4 Preferred Stock, including, without limitation, any shares or other securities issued in connection with a merger or similar transaction resulting in the reincorporation of the Company in Delaware or any other jurisdiction.

D. The Company, the Committee and the Stockholders’ Representative acknowledge that the Escrow Agent is not a party to, is not bound by, and has no duties or obligations under the Merger Agreement. All references in this Agreement to the Merger Agreement are for the convenience of the Company, the Committee and the Stockholders’ Representative and the Escrow Agent shall have no implied duties beyond the express duties set forth in this Agreement.

AGREEMENTS

In consideration of the foregoing recitals and the mutual representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the parties agree as follows:

1. Establishment of Escrow.

(a) Pursuant to the Merger Agreement, at the APP Effective Time, the Company shall, or shall cause to be deposited, with the Escrow Agent certificates or book entry-shares representing outstanding shares of Common Stock and Series 4 Preferred Stock equal to the number of Escrow Shares set forth on Exhibit A hereto. The Escrow Agent shall hold the Escrow Shares registered in the name of Computershare Trust Company, N.A. as Escrow Agent for the benefit of Escrow Participants. Upon the conversion of the Series 4 Preferred Stock or at the effective time of any merger or other transaction resulting in the reincorporation of the Company in Delaware or any other jurisdiction, the Company shall make appropriate adjustments to the number and composition of the Escrow Shares and shall update Exhibit A accordingly. The Company shall promptly deliver to the Escrow Agent the revised Exhibit A. Until released from the terms of this Agreement each certificate evidencing any Escrow Shares shall be stamped or otherwise imprinted with a legend in substantially the following form, in addition to any other applicable legends:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO AN ESCROW AGREEMENT WITH THE ISSUER AND THE ESCROW AGENT NAMED THEREIN OR ANY SUCCESSOR ESCROW AGENT THEREUNDER (THE “ESCROW AGREEMENT”) WHICH, AMONG OTHER MATTERS, PLACES RESTRICTIONS ON THE DISPOSITION OF THE SECURITIES. THESE SECURITIES WILL BE DEPOSITED WITH THE ESCROW AGENT PURSUANT TO THE ESCROW AGREEMENT AND MAY NOT BE OFFERED, EXCHANGED, TRANSFERRED, SOLD, ASSIGNED, PLEDGED, PARTICIPATED, HYPOTHECATED OR OTHERWISE DISPOSED OF EXCEPT IN COMPLIANCE WITH THE TERMS OF THE ESCROW AGREEMENT. A COPY OF SUCH ESCROW AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE COMPANY TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

(b) The Escrow Participants shall be entitled to receive and be paid any and all dividends, interest or other earnings earned on the Escrow Shares prior to delivery of the applicable Escrow Shares to the Escrow Participants or the Company, as applicable, in accordance with the terms hereof (collectively, the “Earnings”). If the Escrow Agent receives any Earnings, then the Escrow Agent shall promptly distribute and disburse such Earnings proportionally to the Escrow Participants in accordance with the number of their respective Escrow Shares set forth in Exhibit A hereto. Any Earnings with respect to the Escrow Shares shall be the sole and exclusive property of the Escrow Participants.

(c) The Escrow Shares shall not be transferred by the Escrow Participants; provided, however, that the Escrow Agent may change the record information of the Escrow Participants upon the written instructions of the Stockholders’ Representative. For any corporate transaction of the Company that affects the Escrow Shares, the Escrow Agent shall make no changes to the Escrow Shares until it receives a joint written instruction from the Committee and the Stockholders’ Representative.

(d) The parties hereby designate and appoint the Escrow Agent to serve in accordance with the express terms, conditions and provisions of this Agreement (and no duties or obligations shall be inferred or implied), and the Escrow Agent hereby agrees to act as escrow agent and to hold, safeguard, invest and disburse the Escrow Shares, pursuant to the terms and conditions hereof.

(e) Voting and granting consents with respect to any Escrow Shares shall be as determined by the Escrow Participant in whose name such Escrow Shares are registered in such Escrow Participant’s absolute discretion. The Stockholders’ Representative shall direct the Escrow Agent in writing as to the exercise of any such voting rights, and the Escrow Agent shall comply, to the extent it is able to do so, with any such directions of the Stockholders’ Representative. In the absence of such directions, the Escrow Agent shall not vote any of the shares comprising the Escrow Shares.

2. Indemnification Claims.

(a) A Claim to be paid from the Escrow Shares pursuant to Article IX of the Merger Agreement may be made only if the Committee delivers to the Stockholders’ Representative (with a copy to the Escrow Agent) on or prior to the expiration of the Secondary Escrow Period (as defined in Section 3(b)) a Claim Notice satisfying the requirements of the Merger Agreement (the amount of any Damages set forth in any such Claim Notice, the “Indemnification Amount”). If, within 30 days following receipt by the Stockholders’ Representative of a Claim Notice, the Stockholders’ Representative gives notice (a “Counter Notice”) to the Committee (with a copy to the Escrow Agent) disputing the applicable Wisconsin Indemnified Party’s entitlement to indemnification with respect to the Claim set forth in a Claim Notice or disputing the estimate set forth in such Claim Notice of the dollar amount of the Damages for which the Wisconsin Indemnified Party is entitled to indemnification pursuant to the terms of the Merger Agreement, the applicable Wisconsin Indemnified Party’s entitlement to indemnification with respect to the Claim and the dollar amount of the Damages for which the Wisconsin Indemnified Party is entitled to indemnification pursuant to the terms of the Merger Agreement shall be resolved as provided in Section 2(c).

(b) If no Counter Notice is received by the Escrow Agent within such 30 day period then the Indemnification Amount claimed in the applicable Claim Notice shall be deemed established for purposes of this Agreement, and, at the end of such 30 day period, the Escrow Agent shall promptly upon the receipt of a written instruction from the Company (but in any event within three Business Days of the receipt by Escrow Agent of such written instruction) deliver to the Company Escrow Shares with an aggregate Market Value (as defined below) equal to the unsatisfied Indemnification Amount, with the composition of such Escrow Shares being allocated pro rata between the Common Stock and Series 4 Preferred Stock then constituting Escrow Shares based on the relative Market Value of all shares of Common Stock and all shares of Series 4 Preferred Stock then constituting Escrow Shares, in each case, to be determined as of the date of delivery of any Escrow Shares to the Company. The Committee shall instruct the Escrow Agent in writing as to the number of Escrow Shares to be delivered to the Company pursuant to this Agreement, and will concurrently deliver a copy of such written instruction to the Stockholders’ Representative. Any Escrow Shares so delivered to the Company pursuant to this Section 2(b) shall be disbursed from the Escrow Shares of the Escrow Participants proportionally in accordance with their respective Pro Rata Percentages (as defined below). For purposes of this Agreement, (i) “Market Value” of a share of Common Stock as of any date of determination shall be the average of the daily closing prices of a share of the Common Stock as quoted on NASDAQ during the ten consecutive trading days ending on the last trading day immediately preceding such date of determination, (ii) “Market Value” of a share of Series 4 Preferred Stock as of any date of determination shall be an amount equal to 40 multiplied by the average of the daily closing prices of a share of the Common Stock as quoted on NASDAQ during the ten consecutive trading days ending on the last trading day immediately preceding such date of determination, and (iii) each Escrow Participant’s “Pro Rata Percentage” shall be equal to [a] the number of shares of APP Stock held by such Escrow Participant, divided by [b] the total number of shares of APP Stock held by all Escrow Participants, rounding to the nearest one one-thousandth (rounding upward in the case of any .0005). The Escrow Participants’ respective Pro Rata Percentages are set forth on Exhibit A hereto, which Exhibit may be updated or corrected after the APP Effective Time by delivery to the Escrow Agent of a joint written instruction by the Committee and the Stockholders’ Representative.

(c) (i) If a Counter Notice is given by the Stockholders’ Representative with respect to any or all (the “Contested Amount”) of the Claim Notice amount, the Escrow Agent shall promptly (but in any event within three Business Days of the receipt by Escrow Agent of such Counter Notice) deliver to the Company Escrow Shares with an aggregate Market Value equal to all of the Claim Notice amount except for the Contested Amount, with the composition of such Escrow Shares being allocated pro rata between the Common Stock and Series 4 Preferred Stock then constituting Escrow Shares based on relative Market Value of all shares of Common Stock and all shares of Series 4 Preferred Stock then constituting Escrow Shares, in each case, to be determined as of the date of delivery of any Escrow Shares to the Company. Thereafter, the Escrow Agent shall promptly (but in any event within three Business Days after the receipt of written instructions set forth in clause [a] below or a final judgment set forth in clause [b] below) deliver to the Company the appropriate amount of Escrow Shares in respect of the Contested Amount only in accordance with [a] joint written instructions of the Committee and the Stockholders’ Representative, or [b] a final judgment with no further right to appeal, upon an award rendered by a court of competent jurisdiction.

(ii) If the Company and the Stockholders’ Representative are unable to resolve any dispute within 30 days of the Stockholders’ Representative’s delivery of a Counter Notice, such dispute shall be resolved in accordance with Section 11.10 of the Merger Agreement or by means of a settlement reached between the Stockholders’ Representative and the Company with respect to the applicable Claim.

(d) If the Stockholders’ Representative and the Company reach a settlement with respect to any Claim made by the Company or if the amount of Escrow Shares to be disbursed in respect of a Claim is determined through a judgment not subject to appeal as provided in Section 2(c), the Stockholders’ Representative and the Committee shall jointly deliver written notice of such settlement or judgment to the Escrow Agent, including (if applicable) instructions to the Escrow Agent to disburse the appropriate number of Escrow Shares to the Company, and the Escrow Agent shall act promptly in accordance with such instructions.

(e) To the extent the Escrow Agent is otherwise required hereunder to disburse a fractional Escrow Share to an Escrow Participant, upon written instructions from the Company to the Escrow Agent, the Escrow Agent shall make a cash payment (without interest) to such Escrow Participant in an amount equal to the product obtained by multiplying (i) such fractional Escrow Share to which such Escrow Participant would otherwise be entitled by (ii) the Market Value as of the date of such disbursement. The Company shall provide the Escrow Agent with sufficient funds to make such cash payments in lieu of fractional Escrow Shares prior to the date the Escrow Agent is required to make any payment hereunder. The Escrow Agent shall have no obligation to make fractional payments unless the Company shall have provided the necessary funds to pay in full all amounts due and payable with respect thereto. Promptly following any such payment by the Escrow Agent of cash in lieu of a fractional Escrow Share to an Escrow Participant, the Escrow Agent shall disburse such fractional Escrow Share to the Company.

(f) The Escrow Agent shall requisition from the Company’s stock transfer agent stock certificates in appropriate denominations registered as appropriate to facilitate the delivery or disbursement by the Escrow Agent of Escrow Shares hereunder. The Company shall cause its stock transfer agent to cooperate with the Escrow Agent in connection therewith.

(g) For all purposes under this Agreement, the Company shall act through the Committee. Any notice or instruction by the Committee hereunder may be executed and delivered by any one or more members of the Committee.

(h) To the extent provided in Section 7(a), the Escrow Agent shall be fully protected in relying upon written instructions and shall not have any duty or obligation under any section of this Agreement to determine whether a triggering event has occurred or to calculate or confirm any amounts in respect of any payments for fractional shares or the distribution of Earnings or Escrow Shares.

3. Termination of Escrow.

(a) Subject to Section 2(c), upon the expiration of the Initial Escrow Period and receipt by Escrow Agent from the Stockholders’ Representative of complete delivery instructions in writing, Escrow Agent shall promptly (but in any event within three Business

Days) distribute to each Escrow Participant 75% of such Escrow Participant’s shares of Common Stock and 75% of such Escrow Participant’s shares of Series 4 Preferred Stock constituting Escrow Shares (rounding any fractional Escrow Shares down to the nearest whole share), without the legend set forth in Section 1(a). For purposes of this Agreement, the “Initial Escrow Period” shall mean the period commencing on the date hereof and ending at 5:00 pm (Eastern Time) on the Business Day that is six months after the date hereof (or, if not a Business Day, the next succeeding Business Day), unless earlier terminated pursuant to this Agreement.

(b) Upon the expiration of the Secondary Escrow Period (as defined below) and receipt by Escrow Agent from the Stockholders’ Representative of complete delivery instructions in writing, Escrow Agent shall promptly (but in any event within three Business Days) distribute to the Escrow Participants their remaining Escrow Shares not subject to an unresolved Claim Notice delivered in accordance with Section 2(a) (in which event any disbursement with respect to the Indemnification Amount of such Claim Notice will be governed by Section 3(c)), without the legend set forth in Section 1(a). For purposes of this Agreement, “Secondary Escrow Period” shall mean the period commencing on the date hereof and ending at 5:00 pm (Eastern Time) on the Business Day that is twelve months after the date hereof (or, if not a Business Day, the next succeeding Business Day) unless earlier terminated pursuant to this Agreement.

(c) If any Claims have been asserted by delivery of a Claim Notice in accordance with Section 2(a) prior to the expiration of the Initial Escrow Period and such Claims continue to be unresolved as of the expiration of the Initial Escrow Period, the Escrow Agent shall exclude from the disbursement of Escrow Shares in accordance with Section 3(a), and shall continue to hold Escrow Shares having aggregate Market Value equal to 120% of the aggregate Indemnification Amounts (such aggregate amount, the “Initial Indemnification Holdback Amount”), with the composition of such Escrow Shares being allocated pro rata between the Common Stock and Series 4 Preferred Stock then constituting Escrow Shares based on relative Market Value of all shares of Common Stock and all shares of Series 4 Preferred Stock then constituting Escrow Shares, in each case, to be determined as of the date of the expiration of the Initial Escrow Period, allocated among the Escrow Participants proportionally in accordance with their respective Pro Rata Percentages. If any Claims have been asserted by delivery of a Claim Notice in accordance with Section 2(a) prior to the expiration of the Secondary Escrow Period and such Claims continue to be unresolved as of the expiration of the Secondary Escrow Period, the Escrow Agent shall exclude from the disbursement of Escrow Shares in accordance with Section 3(b), and shall continue to hold Escrow Shares having aggregate Market Value equal to 120% of the aggregate Indemnification Amounts (such aggregate amount, the “Secondary Indemnification Holdback Amount”), with the composition of such Escrow Shares being allocated pro rata between the Common Stock and Series 4 Preferred Stock then constituting Escrow Shares based on relative Market Value of all shares of Common Stock and all shares of Series 4 Preferred Stock then constituting Escrow Shares, in each case, to be determined as of the date of the expiration of the Secondary Escrow Period, allocated among the Escrow Participants proportionally in accordance with their respective Pro Rata Percentages. The Committee and the Stockholders’ Representative will provide the Escrow Agent with a joint written instruction stating the amount of Escrow Shares to be excluded from such disbursement in accordance with this Section 3(c). After the expiration of the Initial Escrow Period, the

Escrow Agent shall disburse the Initial Indemnification Holdback Amount as and to the extent the Claims with respect thereto are resolved in accordance with the provisions of Section 2(d), with such disbursement made first to the Company in the amount of any such resolved Claim and second to the Escrow Participants with respect to any excess Initial Indemnification Holdback Amount with respect to such Claims, in each case, with the composition of such distribution being allocated pro rata between the Common Stock and Series 4 Preferred Stock based on relative Market Value of all shares of Common Stock and all shares of Series 4 Preferred Stock then constituting Escrow Shares, as determined on the date of delivery. After the expiration of the Secondary Escrow Period, the Escrow Agent shall disburse the Secondary Indemnification Holdback Amount as and to the extent the Claims with respect thereto are resolved in accordance with the provisions of Section 2(d), with such disbursement made first to the Company in the amount of any such resolved Claim and second to the Escrow Participants with respect to any excess Secondary Indemnification Holdback Amount with respect to such Claims, in each case, with the composition of such distribution being allocated pro rata between the Common Stock and Series 4 Preferred Stock based on relative Market Value of all shares of Common Stock and all shares of Series 4 Preferred Stock then constituting Escrow Shares, as determined on the date of delivery.

(d) Any Escrow Shares released by the Escrow Agent to an Escrow Participant hereunder shall continue to be subject to the terms and conditions of such Escrow Participant’s Lock-Up Agreement in accordance with the terms thereof, and shall retain the legend set forth in such Lock-Up Agreement.

4. Suspension of Performance; Disbursement into Court. If, at any time, (a) there shall exist any dispute between the Committee and the Stockholders’ Representative with respect to the holding or disposition of all or any portion of the Escrow Shares or any other obligations of the Escrow Agent hereunder, (b) the Escrow Agent is unable to determine, to Escrow Agent’s sole and reasonable satisfaction, the proper disposition of all or any portion of the Escrow Shares or the Escrow Agent’s proper actions with respect to its obligations hereunder, or (c) the Committee and the Stockholders’ Representative have not, within ten Business Days of the furnishing by Escrow Agent of a notice of resignation pursuant to Section 5, appointed a successor Escrow Agent to act hereunder, then the Escrow Agent may, in its sole discretion, take either or both of the following actions accompanied by written notice from the Escrow Agent to each of the Committee and the Stockholders’ Representative of the taking of such action(s):

(a) suspend the performance of any of its obligations (including, without limitation, any disbursement obligations) under this Agreement until such dispute or uncertainty shall be resolved to the sole and reasonable satisfaction of the Escrow Agent or until a successor Escrow Agent shall have been appointed pursuant to Section 5; or

(b) petition (by means of an interpleader action or any other appropriate method) any court of competent jurisdiction, in any venue convenient to the Escrow Agent, for instructions with respect to such dispute or uncertainty, and to the extent required or permitted by law, pay into such court, for holding and disposition in accordance with the instructions of such court, all Escrow Shares.

The Escrow Agent shall have no liability to the Company, the Committee the Stockholders’ Representative, their respective owners, shareholders or members or any other person with respect to any such suspension of performance or disbursement into court in accordance with this Section 4, specifically including any liability or claimed liability that may arise, or be alleged to have arisen, out of or as a result of any delay in the disbursement of the Escrow Shares or any delay in or with respect to any other action required or requested of Escrow Agent.

5. Resignation/Removal of the Escrow Agent. The Escrow Agent may resign and be discharged from the performance of its duties hereunder at any time by giving ten Business Days prior written notice to the Committee and the Stockholders’ Representative specifying a date when such resignation shall take effect. Upon any such notice of resignation, the Committee and the Stockholders’ Representative jointly shall appoint a successor Escrow Agent hereunder prior to the effective date of such resignation. If the Committee and the Stockholders’ Representative fail to appoint a successor Escrow Agent within such time, the Escrow Agent shall have the right to petition a court of competent jurisdiction to appoint a successor to the Escrow Agent, and all out-of-pocket costs and expenses (including, without limitation, reasonable attorneys’ fees) related to such petition shall be paid jointly and severally by the Company and the Stockholders’ Representative. The Committee and the Stockholders’ Representative may remove the Escrow Agent, as such, at any time by delivering to the Escrow Agent, not less than ten Business Days prior to the effective time thereof, joint written instructions indicating their desire to do so. Upon the effective date of its resignation or removal, the retiring Escrow Agent shall transmit all records pertaining to the Escrow Shares and shall pay all Escrow Shares to the successor Escrow Agent, after making copies of such records as the retiring Escrow Agent deems advisable and after payment to the retiring Escrow Agent of all out-of-pocket fees and expenses (including court costs and reasonable attorneys’ fees) payable to or incurred by the retiring Escrow Agent in connection with the performance of its duties and the exercise of its rights hereunder. After any retiring Escrow Agent’s resignation or removal, the provisions of this Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Escrow Agent under this Agreement.

6. Binding Effect; Successors. This Agreement shall be binding upon the respective parties hereto and their heirs, executors, successors or assigns. If the Escrow Agent consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business (including the escrow contemplated by this Agreement) to another entity, the successor or transferee entity without any further act shall be the successor Escrow Agent.

7. Liability of Escrow Agent.

(a) The Escrow Agent undertakes to perform only such duties as are expressly set forth herein and no other duties shall be implied. With respect to any person, the Escrow Agent has no fiduciary duties of any kind related hereto. The Escrow Agent shall have no liability under and no duty to inquire as to the provisions of any agreement other than this Agreement, including, without limitation, the Merger Agreement and any other agreement between any or all of the parties hereto or any other persons even though reference thereto may be made herein. The Escrow Agent shall not be liable to any person for any action taken or omitted by it except to the extent that a court of competent jurisdiction determines in a final non-appealable judgment that the Escrow Agent’s gross negligence or willful misconduct in the performance of its duties hereunder was the cause of any loss to the Company or the Escrow Participants. The Escrow Agent’s aggregate liability during any term of this Agreement with respect to, arising from, or arising in connection with this Agreement, or from all services provided or omitted to be provided under this Agreement, whether in contract, or in tort, or otherwise, is limited to, and shall not exceed, the value of the Escrow Shares deposited with the Escrow Agent. The Escrow Agent shall not be charged with knowledge or notice of any fact or circumstance not specifically set forth herein. The Escrow Agent may rely upon any notice, instruction, request or other instrument provided by the Company and the Stockholders’ Representative or each of them, as the case may be, concerning the services provided hereunder, not only as to its due execution, validity and effectiveness, but also as to the truth and accuracy of any information contained therein, which the Escrow Agent shall believe to be genuine and to have been signed or presented by the person or parties purporting to sign the same. The Escrow Agent and its agents and subcontractors shall not be liable and shall be indemnified joint and severally by Company and the Stockholders’ Representative for any action taken or omitted by the Escrow Agent in reliance upon any such instructions. In no event shall the Escrow Agent be liable for incidental, indirect, special, consequential or punitive damages or penalties (including, but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such damages or penalty and regardless of the form of action. The Escrow Agent shall not be responsible for delays or failures in performance resulting from acts beyond its control, including, without limitation, acts of God, labor strikes, lockouts, riots, acts of war or terror, epidemics, fire, communication line failures, computer viruses, power failures, earthquakes, governmental regulations superimposed following the occurrence of the foregoing or other disasters; provided, however, the Escrow Agent shall use commercially reasonable efforts to recommence performance of its duties and responsibilities hereunder as soon as practicable under such circumstances. The Escrow Agent shall not be obligated to take any legal action or commence any proceeding in connection with the Escrow Shares, any account in which Escrow Shares are deposited, this Agreement or the Merger Agreement, or to appear in, prosecute or defend any such legal action or proceeding. The Escrow Agent may consult legal counsel selected by it in the event of any dispute or question as to the construction of any of the provisions hereof or of any other agreement or of its duties hereunder, or relating to any dispute involving any party hereto, and shall incur no liability and shall be fully indemnified from any liability whatsoever in acting in the absence of bad faith in accordance with the advice of such counsel. The Company and the Stockholders’ Representative, jointly and severally, shall promptly pay, upon demand, the reasonable fees and expenses of any such counsel. The Company, the Committee and the Stockholders’ Representative agree to perform or procure the performance of all further acts and things, and execute and deliver such further documents, as may be required by law or as the Escrow Agent may reasonably request in connection with its duties hereunder. The Escrow Agent shall not be obligated to expend or risk its own funds or to take any action that it believes would expose or subject it to expense or liability or to a risk of incurring expense or liability, unless it has been furnished with assurances of repayment or indemnity satisfactory to it. The Escrow Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself or by or through its attorney or agents, and the Escrow Agent shall not be answerable or accountable for any act, default, neglect or misconduct of any such attorney or agents or for any loss to any person resulting from any such act, default, neglect or misconduct, absent gross negligence or willful misconduct (each as determined by a final non-appealable judgment of a court of competent jurisdiction) in the selection and continued employment thereof.

(b) With respect to the Escrow Shares, the Escrow Agent is authorized, in its sole discretion, to comply with final (non-appealable) orders issued or process entered by any court of competent jurisdiction. If any portion of the Escrow Shares is at any time attached, garnished or levied upon under any court order, or in case the payment, assignment, transfer, conveyance or delivery of any such property shall be stayed or enjoined by any court order, or in case any order, judgment or decree shall be made or entered by any court affecting such property or any part thereof, then and in any such event, the Escrow Agent is authorized, in its sole discretion, to rely upon and comply with any such order, writ, judgment or decree; and if the Escrow Agent complies with any such order, writ, judgment or decree, it shall not be liable to any of the parties hereto or to any other person or entity by reason of such compliance even though such order, writ, judgment or decree may be subsequently reversed, modified, annulled, set aside or vacated.

(c) The provisions of this Section 7 shall survive any termination of this Agreement and the resignation, replacement or removal of the Escrow Agent.

8. Indemnification of Escrow Agent.

(a) From and at all times after the date of this Agreement, the Company and the Stockholders’ Representative, jointly and severally, shall, to the fullest extent permitted by law, indemnify and hold harmless the Escrow Agent and each director, officer, or employee of the Escrow Agent (each an “Indemnified Party” and, collectively, the “Indemnified Parties”) against any and all actions, claims (whether or not valid), losses, damages, liabilities, penalties, costs and expenses of any kind or nature (including, without limitation, reasonable attorneys’ fees, costs and expenses) incurred by or asserted against any of the Indemnified Parties, whether direct, indirect or consequential, as a result of or arising from or in any way relating to any claim, demand, suit, action or proceeding (including any inquiry or investigation) by any person, including, without limitation, the Company, the Committee and the Stockholders’ Representative, whether threatened or initiated, asserting a claim for any legal or equitable remedy against any person under any statute or regulation, including, but not limited to, any federal or state securities laws, or under any common law or equitable cause or otherwise, arising from or in connection with the negotiation, preparation, execution, performance or failure of performance in connection with this Agreement or any transactions contemplated herein, whether or not any such Indemnified Party is a party to any such action, proceeding, suit or the target of any such inquiry or investigation; provided, however, that no Indemnified Party shall have the right to be indemnified hereunder for any liability finally determined by a court of competent jurisdiction, subject to no further appeal, to have resulted from the gross negligence or willful misconduct of such Indemnified Party. The Company and the Stockholders’ Representative further agree, jointly and severally, to indemnify the Escrow Agent for all costs, including, without limitation, reasonable attorneys’ fees, incurred by such Indemnified Party in connection with the enforcement of the Company’s and the Stockholders’ Representative’s

indemnification obligations hereunder. The provisions of this Section 8 and any other provision hereunder concerning the indemnification rights of the Escrow Agent shall survive any termination of this Agreement and the resignation, replacement or removal of the Escrow Agent. Solely between themselves, without altering or limiting the joint and several liability of each hereunder and with no effect on the rights of the Escrow Agent to indemnification hereunder, the Company and the Stockholders’ Representative hereby acknowledge and agree that any indemnification obligations hereunder to Indemnified Parties shall be borne equally between the Company and the Stockholders’ Representative.

(b) The parties agree that neither the payment by the Company or the Stockholders’ Representative of any claim by the Escrow Agent for indemnification hereunder nor the disbursement of any amounts to the Escrow Agent from the Escrow Shares in respect of a claim by the Escrow Agent for indemnification shall impair, limit, modify, or affect, as between the Company and the Stockholders’ Representative, the respective rights and obligations of the Company and the Stockholders’ Representative under the Merger Agreement.

9. Compensation of Escrow Agent.

(a) Fees and Expenses. The Company and the Stockholders’ Representative agree, jointly and severally, to compensate the Escrow Agent on demand for its services hereunder in accordance with Exhibit B attached hereto. Without limiting the joint and several natures of their obligations to the Escrow Agent, the Company and the Stockholders’ Representative agree between themselves that each will be responsible for one-half of Escrow Agent’s compensation. The obligations of the Company and the Stockholders’ Representative under this Section 9 shall survive any termination of this Agreement and the resignation, replacement or removal of Escrow Agent.

(b) Security and Offset. The Company and the Stockholders’ Representative hereby grant to the Escrow Agent a security interest in, lien upon and right of offset against the Escrow Shares with respect to any compensation, reimbursement or indemnity due to any of the Indemnified Parties hereunder. If for any reason the Escrow Shares are insufficient to cover such compensation and reimbursement, the Company and the Stockholders’ Representative shall promptly pay such amounts to the Escrow Agent or any Indemnified Party upon receipt of an itemized invoice.

10. Identifying Information. To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify and record information that identifies each person who opens an account. For a non-individual person such as a business entity, a charity, a trust, or other legal entity, the Escrow Agent requires documentation to verify its formation and existence as a legal entity. The Escrow Agent may ask to see financial statements, licenses, identification and authorization documents from individuals claiming authority to represent the entity or other relevant documentation. The parties acknowledge that a portion of the identifying information set forth herein is being requested by the Escrow Agent in connection with the USA Patriot Act, Pub.L.107-56 (the “Act”), and each agrees to provide any additional information reasonably requested by the Escrow Agent in connection with the Act or any other legislation or regulation to which Escrow Agent is subject, in a timely manner.

11. Consent to Jurisdiction and Venue. In the event that any party hereto commences a lawsuit or other proceeding relating to or arising from this Agreement, the parties hereto agree to the personal jurisdiction by and venue in the state and federal courts in the State of Delaware and waive any objection to such jurisdiction or venue. The parties hereto consent to and agree to submit to the jurisdiction of any of the courts specified herein and agree to accept service of process to vest personal jurisdiction over them in any of these courts.

12. Notices. All notices, requests, claims, demands, waivers and other communications under this Agreement shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in notice given in accordance with this Section 12):

(a) if to the Company and/or the Committee to:

The Female Health Company

150 North Michigan Avenue, Suite 1580

Chicago, IL 60601

Attention: O.B. Parrish

Facsimile: 312-595-9122

with a copy (which shall not constitute notice) to:

Reinhart Boerner Van Deuren s.c.

1000 North Water Street, Suite 1700

Milwaukee, WI 53202

Attention: James M. Bedore, Esq.

Facsimile: (414) 298-8097

(b) if to the Stockholders’ Representative, to:

Mitchell S. Steiner, M.D.

2600 Forest Hill Rd.

Germantown TN 38139

with a copy (which shall not constitute notice) to:

Littman Krooks LLP

655 Third Avenue, 20th Floor

New York, NY 10017

Attention: Mitchell C. Littman, Esq.

Facsimile: (212) 490-2990

(c) if to the Escrow Agent, to:

Computershare Trust Company, N.A.

8742 Lucent Boulevard, Suite 225

Highlands Ranch, CO 80129

Attention: Rose Stroud

Facsimile: (303) 262-0608

With copy to:

Computershare Trust Company, N.A.

480 Washington Boulevard

Jersey City, NJ 07310

Attention: General Counsel

Facsimile: (201) 680-4610

13. Amendment, Waiver and Assignment. None of the terms or conditions of this Agreement may be changed, waived, modified, discharged, terminated or varied in any manner whatsoever unless in writing duly signed by each party to this Agreement. No course of conduct shall constitute a waiver of any of the terms and conditions of this Agreement, unless such waiver is specified in writing, and then only to the extent so specified. A waiver of any of the terms and conditions of this Agreement on one occasion shall not constitute a waiver of the other terms of this Agreement, or of such terms and conditions on any other occasion. Except as provided in Section 6 hereof, this Agreement may not be assigned by any party without the written consent of the other parties, provided that the rights, duties and obligations of the Company hereunder may be assigned and delegated to a successor pursuant to any merger or similar transaction that results in the reincorporation of the Company in Delaware or any other jurisdiction without the consent of any other party.

14. Severability. To the extent any provision of this Agreement is prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

15. Governing Law. This Agreement shall be construed and interpreted in accordance with the internal laws of the State of Delaware without giving effect to the conflict of laws principles thereof.

16. Entire Agreement; No Third Party Beneficiaries; Headings. This Agreement constitutes the entire agreement between the parties relating to the holding and disbursement of the Escrow Shares and sets forth in their entirety the obligations and duties of Escrow Agent with respect to the Escrow Shares. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. The headings in this Agreement are for convenience and identification purposes only and are in no way intended to interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

17. Execution in Counterparts, Facsimiles. This Agreement and any joint written instruction delivered hereunder may be executed in two or more counterparts, which when so executed shall constitute one and the same agreement or direction. The delivery of copies of this Agreement and any joint written instruction and their respective signature pages by PDF or facsimile transmission shall constitute effective execution and delivery as to the parties and may be used in lieu of originals for all purposes.

18. Termination. This Agreement shall terminate upon the distribution of all the Escrow Shares pursuant to any applicable provision of this Agreement, and Escrow Agent shall thereafter have no further obligation or liability whatsoever with respect to this Agreement or the Escrow Shares.

19. Brokerage Confirmation Waiver. The Company and the Stockholders’ Representative acknowledge that to the extent regulations of the Comptroller of the Currency or other applicable regulatory entity grant either the right to receive brokerage confirmations for certain security transactions as they occur, the Company and the Stockholders’ specifically waive receipt of such confirmations to the extent permitted by law.

20. Tax Reporting. The Escrow Agent shall have no responsibility for the tax consequences of this Agreement and the Company and the Stockholders’ Representative shall consult with their respective tax advisors concerning any and all tax matters. The Company and the Stockholders’ Representative shall provide Escrow Agent an original Form W-9 or Form W-8, as applicable, for each payee, together with any other documentation and information requested by the Escrow Agent in connection with the Escrow Agent’s reporting obligations under applicable IRS regulations. If such tax documentation is not so provided, the Escrow Agent shall withhold taxes (without liability) as required by the IRS. The Escrow Agent shall have the right to request from any party to this Agreement, or any other person or entity entitled to payment hereunder, any additional forms, documentation or other information as may be reasonably necessary for the Escrow Agent to satisfy its reporting and withholding obligations under the Internal Revenue Code. The Company and the Stockholders’ Representative shall prepare and file all required tax filings with the IRS and any other applicable taxing authority; provided that the parties further agree that:

(a) Escrow Agent IRS Reporting. The Company shall provide the Escrow Agent with all information requested by the Escrow Agent in connection with the preparation of all applicable Form 1099 and Form 1042-S documents with respect to all distributions as well as in the performance of the Escrow Agent’s reporting obligations under the Foreign Account Tax Compliance Act and Foreign Investment in Real Property Tax Act or other applicable law or regulation.

(b) Withholding Requests and Indemnification. The Company and the Stockholders’ Representative jointly and severally agree to (i) assume all obligations imposed now or hereafter by any applicable tax law or regulation with respect to payments or performance under this Agreement, (ii) request the Escrow Agent in writing with respect to withholding and other taxes, assessments or other governmental charges, and advise the Escrow Agent in writing with respect to any certifications and governmental reporting that may be required under any applicable laws or regulations and (iii) indemnify and hold the Escrow Agent harmless pursuant to Section 8 hereof from any liability or obligation on account of taxes, assessments, additions for late payment, interest, penalties, expenses and other governmental charges that may be assessed or asserted against the Escrow Agent.

21. WAIVER OF TRIAL BY JURY. EACH PARTY TO THIS AGREEMENT HEREBY WAIVES ANY RIGHT THAT IT MAY HAVE TO A TRIAL BY JURY ON ANY CLAIM, COUNTERCLAIM, SETOFF, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT OR (B) IN ANY WAY IN CONNECTION WITH OR PERTAINING OR RELATED TO OR INCIDENTAL TO ANY DEALINGS OF THE PARTIES TO THIS AGREEMENT OR IN CONNECTION WITH THIS AGREEMENT OR THE EXERCISE OF ANY SUCH PARTY’S RIGHTS AND REMEDIES UNDER THIS AGREEMENT OR THE CONDUCT OR THE RELATIONSHIP OF THE PARTIES TO THIS AGREEMENT, IN ALL OF THE FOREGOING CASES WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER IN CONTRACT, TORT OR OTHERWISE. EACH OF THE PARTIES HERETO HEREBY FURTHER ACKNOWLEDGES AND AGREES THAT EACH HAS REVIEWED OR HAD THE OPPORTUNITY TO REVIEW THIS WAIVER WITH ITS RESPECTIVE LEGAL COUNSEL, AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH SUCH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A CONSENT BY ALL PARTIES TO A TRIAL BY THE COURT.

[Signature page follows.]

IN WITNESS WHEREOF, the parties have caused this Escrow Agreement to be duly executed as of the day and year first above written.

COMPANY:			ESCROW AGENT:

THE FEMALE HEALTH COMPANY			COMPUTERSHARE TRUST COMPANY, N.A.

By:	/s/ O.B. Parrish		By:	/s/ Rose Stroud
	Name:	O.B. Parrish		Name:	Rose Stroud
	Title:	Chief Executive Officer		Title:	Trust Officer

STOCKHOLDERS’ REPRESENTATIVE:

By:	/s/ Mitchell S. Steiner, M.D.
	Name:	Mitchell S. Steiner, M.D.

COMMITTEE:

By:	/s/ O.B. Parrish
	Name:	O.B. Parrish

By:	/s/ David R. Bethune
	Name:	David R. Bethune

By:	/s/ Mary Margaret Frank, Ph.D.
	Name:	Mary Margaret Frank, Ph.D.

[Signature Page to Escrow Agreement]

EXHIBIT A

ESCROW PARTICIPANTS

Name and Address	# of Escrow Shares	Pro Rata Percentage
Harry Fisch, M.D. 30 Springdale Road Scarsdale, NY 10583	7,044 shares of Common Stock 1,925 shares of Series 4 Preferred Stock	0.763%

Harry Fisch, M.D. and Karen Fisch 30 Springdale Road Scarsdale, NY 10583	26,334 shares of Common Stock 7,199 shares of Series 4 Preferred Stock	0.229%

Mitchell S. Steiner, M.D. 2600 Forest Hill Irene Road Germantown, TN 38139	484,127 shares of Common Stock 132,350 shares of Series 4 Preferred Stock	49.729%

K&H Fisch Family Partners LLC Attn: Harry Fisch, M.D. 30 Springdale Road Scarsdale, NY 10583	454,902 shares of Common Stock 124,361 shares of Series 4 Preferred Stock	49.279%

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EXHIBIT B

ESCROW FEES

•	$2,500 initial services and set up fee

•	$2,500 annual administration fee (per year or part thereof)

•	legal and out of pocket expenses: at cost

Note: The above excludes legal and out of pocket expenses incurred in the negotiation and execution of the appointment, fees and expenses in connection with time and effort expended for a default, claim, litigation, extraordinary or non-routine circumstance will be additional, if applicable.

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